EXHIBIT 10.12

Article III: Representations and Warranties of Parent and CACI

3.1.	Corporate Status	25
3.2.	Authority for Agreement	26
3.3.	No Default or Violation	26
3.4.	Proxy Statement	26

Article IV: Covenants

4.1.	Conduct of Business	27
4.2.	Access and Information; Confidentiality	30
4.3.	Further Assurances	31
4.4.	Releases of Information	31
4.5.	Restricted Activities and Transactions	32
4.6.	Expenses	33
4.7.	Employment of GSD Personnel	33
4.8.	Benefit Plans	33
4.9.	Transition Services	34
4.10.	Notification of Certain Matters	34
4.11.	Indemnification	34
4.12.	Certain Tax Matters	36
4.13.	Assignment and Assumption of Contracts	37
4.14.	Proxy Statement	38
4.15.	Meeting of Stockholders	38

Article V: Conditions to Closing

5.1.	Conditions Precedent to the Obligations of Each Party	39
5.2.	Conditions to Obligation of Parent and CACI to Effect the Acquisition	39
5.3.	Conditions to Obligations of Condor to Effect the Acquisition	42

Article VI: Termination

6.1.	Methods of Termination	43
6.2.	Effect of Termination	44

Article VII: Definitions and Miscellaneous

7.1.	Certain Matters of Construction	44
7.2.	Definitions of Certain Terms	44
7.3.	Amendments and Supplements	48
7.4.	Extensions and Waivers	48
7.5.	Survival of Representations and Warranties	48
7.6.	Governing Law	48
7.7.	Notices	48

7.8.	Entire Agreement, Assignability, etc.	49
7.9.	Validity	50
7.10.	Specific Performance	50
7.11.	Counterparts	50

ASSET PURCHASE AGREEMENT

ACQUISITION AGREEMENT (the “Agreement”), dated as of July 3, 2002 by and among CACI International Inc, a Delaware corporation (“Parent”), CACI, INC.-FEDERAL, a Delaware corporation and wholly owned subsidiary of Parent (“CACI”), Condor Technology Solutions, Inc., a Delaware corporation (“Condor” which term shall include the subsidiaries of Condor Technology Solutions, Inc., unless the context otherwise requires), Louden Associates, Inc., a Maryland corporation and wholly owned subsidiary of Condor (“Louden”), InVenture Group, Inc., a Pennsylvania corporation and wholly owned subsidiary of Condor (“InVenture”), MIS Technologies, Inc., an Oklahoma corporation and wholly owned subsidiary of Condor (“MIS”), and Federal Computer Corporation, a Virginia corporation and wholly owned subsidiary of Condor (“FCC”).

WITNESSETH

WHEREAS Parent and CACI have a strong commitment to the government information technology industry; and

WHEREAS the Government Solutions Division (“GSD”) of Condor is concentrated in the information technology industry; and

WHEREAS Condor and its subsidiaries wish to assign to CACI, and CACI wishes to assume from Condor and its subsidiaries, certain existing contracts of the GSD identified in this Agreement; and

WHEREAS CACI wishes to purchase from Condor and its subsidiaries, and Condor and its subsidiaries wish to sell to CACI, certain defined assets and liabilities relating to the Assigned Contracts; and

WHEREAS CACI wishes to carry on the business of the GSD as it relates to the Assigned Contracts and future contracts that CACI may obtain;

NOW, THEREFORE, Parent, CACI, Condor, Louden, InVenture, MIS and FCC hereby agree as follows:

Article I: Purchase of Assets

1.1. Purchase and Sale. Upon and subject to the terms and conditions hereof, at the Closing (as defined in Section 1.8.1), Condor and its Subsidiaries shall sell, transfer and assign to CACI, and CACI shall purchase and acquire from Condor and its Subsidiaries, all of Condor’s, Louden’s, InVenture’s, MIS’ and FCC’s right, title and interest in, to and under the contracts and other agreements set forth in Schedule 1.1 (the “Assigned Contracts”), together with all right, title and interest in and to the tangible and intangible assets of Condor and its Subsidiaries described in Sections 1.1.1 through 1.1.18 below (the “Assets”), other than the Excluded Assets (as defined in Section 1.2), in each case free and clear of all liens, pledges, mortgages, leases, charges, security interests and other encumbrances (collectively, “Liens”) except for the Assumed Liabilities (as defined in Section 1.3) and Permitted Encumbrances:

1.1.1. The outstanding customer proposals (the “Outstanding Proposals”) set forth in Schedule 1.1.1;

1.1.2. The machinery, equipment, tools, firmware, computers, servers, furniture, fixtures, vehicles, related parts and supplies and other tangible assets (collectively, “Tangible Assets”) set forth in Schedule 1.1.2;

1.1.3. The patents, trademarks, service marks, trade names, mask works, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, formulae, inventions, technology, computer software programs or applications (in both source code and object code forms), trade secrets, proprietary information, web pages (including the HTML or equivalent code defining such web pages), domain names, secured site certifications, additional URLs, confidential information and other information and documents, and the registrations and applications therefor and the goodwill related thereto (collectively, the “Intellectual Property”) set forth in Schedule 1.1.3;

1.1.4. The third-party licenses (the “Third-Party Licenses”), including the third party licenses for patents, trademarks, service marks, trade names, mask works, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, formulae, inventions, technology, computer software programs or applications (in both source code and object code forms), trade secrets, proprietary information, web pages (including the HTML or equivalent code defining such web pages), domain names, secured site certifications, additional URLs, confidential information and other information and documents, and the registrations and applications therefor and the goodwill related thereto set forth in Schedule 1.1.4;

1.1.5. All right, title and interest in and to Condor’s proprietary ARMISYSTM software application, more fully described in Schedule 1.1.5.

1.1.6. The advances, prepaid expenses, other prepayments and related rights (collectively, the “Prepaid Expenses”) set forth in Schedule 1.1.6;

1.1.7. The accounts receivable and notes receivable (the “Receivables”) set forth in Schedule 1.1.7;

1.1.8. The leased properties (the “Leased Properties”) set forth in Schedule 1.1.8;

1.1.9. The leased machinery, equipment, tools, firmware, furniture, fixtures, vehicles, related parts and supplies and other leased assets (the “Leased Equipment”) set forth in Schedule 1.1.9;

1.1.10. The right to use the government-furnished property (the “Government Furnished Property”) set forth in Schedule 1.1.10;

1.1.11. The agency, brokerage, distributorship, licenses to third parties, and other agreements and arrangements set forth in Schedule 1.1.11;

1.1.12. The customer orders, deposits, and payments (the “Orders”) set forth in Schedule 1.1.12;

1.1.13. The inventory, supplies (including office and marketing supplies), raw materials, work in process, accessories and items related to the inventory (collectively, the “Inventory”) set forth in Schedule 1.1.13;

1.1.14. All rights of Condor and its Subsidiaries, whether now existing or hereafter arising, against manufacturers, suppliers, vendors or subcontractors with respect to any of the Assigned Contracts, Assets or Assumed Liabilities or any part thereof, including all guarantees and product and other warranties thereon and all rights set forth in Schedule 1.1.14;

1.1.15. The original files, documents, books, records, price lists, customer lists, vendor lists, historical sales data, payroll data, accounting records, business records and data relating to the goods and services provided in connection with the Assigned Contracts, including all modifications, amendments, delivery orders and correspondence related thereto, maps, plans, diagrams, processes, notebooks, specifications, test results, flow charts, blueprints, drawings, schematics, maintenance logs, papers, ledgers and other documents related to the Assigned Contracts or the Assets (collectively, the “Asset Documents”); provided, however, that Condor and its Subsidiaries may each retain their respective copies of such Asset Documents;

1.1.16. All assets of the type described in Sections 1.1.1 through 1.1.15 that are physically located at the Leased Properties in Baltimore, Maryland and Pittsburgh, Pennsylvania;

1.1.17. All other rights and assets of Condor and its Subsidiaries, not set forth in any Schedule to any part of this Section 1.1, which are used primarily in connection with the performance of the Assigned Contracts, except the Excluded Assets; and

1.1.18. All other rights and assets of Condor and its Subsidiaries that they shall obtain or acquire after the date hereof and on or before the Closing Date for use primarily in connection with the performance of the Assigned Contracts, which rights and assets Condor shall set forth on Schedule 1.1.18 to be delivered to Parent at the Closing.

For purposes of this Agreement, the Assigned Contracts, the Assets described in this Section 1.1, and the Assumed Liabilities described in Section 1.3 shall constitute the “GSD.”

1.2. Excluded Assets. None of the items listed in Schedule 1.2 which may be deemed to relate to the GSD are being sold, assigned or otherwise transferred to CACI at the Closing (collectively, the “Excluded Assets”).

1.3. Assumption of Liabilities. At the Closing, CACI shall assume and agree to perform the Assumed Liabilities. The “Assumed Liabilities” shall mean:

1.3.1. The trade payables identified in Schedule 1.3.1 and any other trade payables exclusively related to the GSD and incurred by Condor in the ordinary course of business consistent with past practice between the date hereof and the Closing Date, and listed on a schedule of such payables delivered to Parent at the Closing;

1.3.2. The open purchase orders identified in Schedule 1.3.2 and any other such orders to the extent related to the GSD and incurred by Condor in the ordinary course of business consistent with past practice between the date hereof and the Closing Date, and listed on a schedule of such purchase orders delivered to Parent at the Closing;

1.3.3. The employee-related liabilities identified in Schedule 1.3.3 and any other such liabilities to the extent related to the employees of the GSD hired by CACI or another Subsidiary of Parent as of or within thirty (30) days after the Closing Date, which liabilities are incurred by Condor in the ordinary course of business consistent with past practice between the date hereof and the Closing Date, and listed on a schedule of such liabilities delivered to Parent at the Closing;

1.3.4. The Outstanding Proposals;

1.3.5. The Third Party Licenses identified in Schedule 1.1.4 (or which constitute Assets to be transferred hereunder by virtue of Section 1.1.17 or 1.1.18), subject to Condor’s effective assignment to CACI of all of its rights under such Third Party Licenses; provided, however, that CACI shall, with respect to any Third Party License identified on Schedule 1.1.4 (or which constitutes an Asset to be transferred hereunder by virtue of Section 1.1.17 or 1.1.18) for which an effective assignment is not obtained as of the Closing, reimburse Condor for the licensing and other use costs of any such Third Party License incurred by Condor pursuant to such license with respect to any period after the Closing;

1.3.6. The real property leases identified in Schedule 1.1.8, subject to Condor’s effective assignment to CACI of its right to use and occupy the leased premises and its other rights as tenant; provided, however, that CACI shall, with respect to any real property lease identified on Schedule 1.1.8 for which an effective assignment is not obtained as of the Closing, reimburse Condor for the leasing and other occupancy costs of any such premises incurred by Condor pursuant to such lease with respect to any period after the Closing;

1.3.7. The equipment leases identified in Schedule 1.1.9 (or which constitute Assets to be transferred hereunder by virtue of Section 1.1.17 or 1.1.18), subject to Condor’s effective assignment to CACI of all of its rights under such equipment leases; provided, however, that CACI shall, with respect to any equipment lease identified on Schedule 1.1.9 (or which constitutes an Asset to be transferred hereunder by virtue of Section 1.1.17 and 1.1.18) for which an effective assignment is not obtained as of the Closing, reimburse Condor for the leasing and other use costs of any such equipment incurred by Condor pursuant to such lease with respect to any period after the Closing;

1.3.8. The warranty obligations identified in Schedule 1.3.8 and any other warranty obligations arising from warranties given to customers of the GSD in the ordinary course of business consistent with past practice between the date hereof and the Closing Date that are no more favorable to the customers of the GSD than the warranties identified in Schedule 1.3.8 and that are listed on a schedule of such obligations delivered to Parent at the Closing; and

1.3.9. The obligations of Condor and its Subsidiaries under the Assigned Contracts.

1.4. Excluded Liabilities. Except for the Assumed Liabilities, CACI shall assume at the Closing no liabilities of Condor or any of its Subsidiaries or any other person or entity in connection with this transaction. Without limiting the generality of the foregoing, Condor and its Subsidiaries shall be solely responsible for payment of all amounts at any time owing by Condor and its Subsidiaries with respect to the business, operations or property of Condor and its Subsidiaries, both before and after the Closing, whether accrued or contingent, known or unknown, other than the Assumed Liabilities. By way of example, CACI specifically assumes no liability for, and Condor and its Subsidiaries specifically retain sole responsibility for, the following, regardless of when discovered or asserted:

1.4.1. All medical, dental, life insurance, workers’ compensation and other pension and welfare benefit obligations for all hourly and salaried employees of Condor and its Subsidiaries who terminated employment or retired since May 8, 2002 and before the Closing and were not hired as employees by CACI or another Subsidiary of Parent as of or within thirty (30) days after the Closing Date, and all such obligations for claims that were incurred or (with respect to workers’ compensation) for injuries that occurred before the Closing;

1.4.2. All medical, dental, life insurance, workers’ compensation and other pension and welfare benefit obligations for all hourly and salaried employees of Condor and its Subsidiaries who were not hired as employees by CACI or another Subsidiary of Parent as of or within thirty (30) days after the Closing Date and all such obligations for claims that were incurred by such employees or (with respect to workers’ compensation) for injuries to such employees, regardless of whether the injuries occurred before or after the Closing;

1.4.3. All employee bonuses offered, promised, or otherwise owing as of the Closing to Condor employees related to performance incentives for sale of Condor’s GSD business, provided for retention purposes, or related to performance not specifically connected to the GSD;

1.4.4. All employee claims made or incurred prior to the Closing, including equal employment opportunity or employment discrimination claims, claims for wrongful dismissal, and claims for breach of contract brought by employees against Condor, including the claims identified on Schedule 1.4.4;

1.4.5. Any and all taxes or tax-related liabilities incurred by Condor prior to the Closing;

1.4.6. Any Liens whatsoever on the Assigned Contracts or the Assets, apart from the Assumed Liabilities and Permitted Encumbrances;

1.4.7. Any claim or liability relating to the lease identified on Schedule 1.4.7;

1.4.8. Any Environmental Claim or any other claim relating to failure to comply before the Closing with any Environmental Permit or Environmental Law by Condor or its lessees, agents or representatives, occurring or in existence on or before the Closing;

1.4.9. Any claim relating to Condor’s or its subsidiaries’ failure to comply with the Conciliation Agreement between the U.S. Department of Labor and Computer Hardware Maintenance Corporation dated on or about December 7, 2000; and

1.4.10. The liabilities listed in Schedule 2.8.

1.5. Instruments of Transfer. The transfer of the Assigned Contracts and the Assets to be transferred to CACI at the Closing shall be effected by bills of sale, assignments and the other instruments of transfer as shall transfer to CACI full title to the Assigned Contracts and the Assets free and clear of all Liens whatsoever except the Assumed Liabilities and Permitted Encumbrances, all of which documents shall contain appropriate and customary warranties and covenants of title and shall be in form and substance acceptable to CACI and its counsel.

1.6. Purchase Price

1.6.1. The Aggregate Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by CACI for the transfer of the Assigned Contracts and the Assets shall be $16,000,000 (Sixteen Million Dollars), allocated in the manner specified in Schedule 1.6, in accordance with Section 4.12.1. All payments of the Purchase Price under this Section 1.6 shall be made by wire transfer to Condor.

1.6.2. The Purchase Price Paid at the Closing. At the Closing, CACI shall pay Condor $11,000,000 (Eleven Million Dollars) of the total Purchase Price or, if CACI shall have obtained the Insurance Policy and Condor shall have paid in full the premium for such Insurance Policy in accordance with Section 4.11.8, $13,000,000 (Thirteen Million Dollars).

1.6.3. Escrow of the Remaining Purchase Price. At the Closing, CACI shall deposit the Escrow Amount in an escrow account with a third party mutually acceptable to CACI and Condor, as escrow agent, pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit A, subject to such reasonable modifications as shall be proposed by such escrow agent and made with the consent of Parent, CACI and Condor, which consent shall not be unreasonably withheld. The “Escrow Amount” shall be $5,000,000 (Five Million Dollars) or, if CACI shall have obtained the Insurance Policy and Condor shall have paid in full the premium for such Insurance Policy in accordance with Section 4.11.8, $3,000,000 (Three Million Dollars).

1.7. Taxes. Condor shall pay all sales, use, transfer or documentary taxes, or stamps and filing fees arising out of or relating to the sale of the Assigned Contracts and the Assets to CACI hereunder that are imposed by any taxing authority, together with all other taxes that are imposed by any taxing authority with respect to the sale. It shall be the responsibility of Condor to see that all taxes are paid to the appropriate taxing authority in accordance with all applicable laws and regulations.

1.8. Closing

1.8.1. The closing of the purchase and sale of the Assigned Contracts, Assets and Assumed Liabilities (the “Closing”) shall be held at 2:00 p.m. at the offices of Parent at 1100 North Glebe Road, Arlington, Virginia 22201 on August 15, 2002, or on such other date as shall be one day before the beginning of the next biweekly payroll period of CACI commencing at least three (3) business days after all conditions to Closing have been satisfied or waived, or on such other date as the parties hereto may mutually agree upon. When the actions set forth herein are completed and the transaction is declared closed, the “Effective Time” shall be deemed to occur as of 12:01 a.m. on the next day following the Closing (the “Closing Date”).

1.8.2. At the Closing,

(a) Condor, Louden, InVenture, MIS and FCC shall deliver to CACI, in such form and containing such terms and provisions as shall reasonably satisfy CACI and its counsel:

(i) A bill of sale substantially in the form of Exhibit B, an assignment and assumption agreement substantially in the form of Exhibit C and all other appropriate deeds, bills of sale, assignments and other instruments of conveyance, sale and transfer of title to the Assigned Contracts and the Assets (including any consents thereto by third parties necessary to make the same valid and effective), and confirmation of notices sent to third parties holding any such Assets;

(ii) An assignment of the Intellectual Property substantially in the form of Exhibit D and assignments of the Third-Party Licenses (including any consents thereto by third parties necessary to make the same valid and effective);

(iii) Such affidavits and certificates, from Condor and from such other essential parties (including any of Condor’s Subsidiaries), as CACI shall reasonably deem necessary under applicable Treasury Department regulations to relieve CACI of any obligation to deduct and withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);

(iv) Assignments of the Assigned Contracts and consents to such assignments including all documentation required under Part 42 of the Federal Acquisition Regulations to the extent then available and any other documents necessary to effect the assignment of the Assigned Contracts including opinions of counsel regarding the transfer of the assets;

(v) Duly executed subcontracts substantially in the form attached as Exhibit E hereto subcontracting to CACI the performance by Condor, Louden, InVenture, MIS and FCC of all the Assigned Contracts, each of such subcontracts remaining in effect until either (a) an assignment, with the consent of the Government, of the Assigned Contract to which the subcontract relates, or (b) a novation substituting CACI for Condor, Louden, InVenture, MIS or FCC, as the case may be, of the Assigned Contract to which the subcontract relates;

(vi) All originals and records of the Receivables and Orders;

(vii) The Asset Documents; and

(viii) Except for the consents, documentation and documents necessary from the Government to effect the assignment of the Assigned Contracts, all consents, approvals and waivers under any loan or other agreement of Condor or any of its Subsidiaries that are required to consummate this Agreement or the Related Agreements or any of the transactions contemplated hereby or thereby; and all filings, registrations, approvals, consents and authorizations by or with, and notifications to, all third parties (including governmental entities and authorities, domestic and foreign) required to consummate this Agreement or the Related Agreements, or any of the transactions contemplated hereby or thereby, which approvals and authorizations shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority.

(b) CACI shall deliver to Condor, in such form and containing such terms and provisions as shall reasonably satisfy Condor and its counsel:

(i) CACI’s written assumption of and agreement to perform the Assumed Liabilities in substantially the form attached as Exhibit C;

(ii) Payment of the portion of the Purchase Price to be paid at the Closing in accordance with Section 1.6.2; and

(iii) Copies of all necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by CACI of the transactions contemplated under this Agreement and the Related Agreements.

1.9. Additional Actions. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, or to vest, perfect or confirm in CACI title to or ownership or possession of the Assigned Contracts and Assets acquired pursuant to this Agreement, the stockholders and the officers and directors of Condor and CACI are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

Article II: Representations and Warranties of Condor

Except for those representations and warranties expressly set forth in this Agreement, Condor, Louden, InVenture, MIS and FCC make no representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the organization, business, assets, liabilities or operations of Condor and its Subsidiaries, and any such representations or warranties are hereby expressly disclaimed in full and for all time. Condor, Louden, InVenture, MIS and FCC jointly and severally represent and warrant to Parent and CACI as follows:

2.1. Corporate Status. Each of Condor, Louden, InVenture, MIS and FCC is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with the requisite corporate power to own, operate and lease its properties, and to carry on its business as now being conducted. Except as set forth in Schedule 2.1, each of Condor, Louden, InVenture, MIS and FCC is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary.

2.2. Authority for Agreement. Each of Condor, Louden, InVenture, MIS and FCC has the full corporate power to own, lease and operate the properties and assets of the GSD and to conduct the business of the GSD as currently owned, leased, operated and conducted, to execute, deliver, and perform this Agreement and the Related Agreements, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Condor, Louden, InVenture, MIS and FCC of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of each of Condor, Louden, InVenture, MIS and FCC, and no other corporate proceedings on the part of Condor, Louden, InVenture, MIS and FCC are necessary to authorize the execution, delivery and performance by Condor, Louden, InVenture, MIS and FCC of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, other than the approval of Condor’s stockholders. Condor’s board of directors has determined that, subject to the fulfillment of the terms and conditions of this Agreement, the transactions contemplated by this Agreement and the Related Agreements are in the best interests of Condor’s stockholders. The board of directors of each of Louden, InVenture, MIS and FCC has determined that, subject to the fulfillment of the terms and conditions of this Agreement, the transactions contemplated by this Agreement and the Related Agreements are in the best interests of Condor. This Agreement has been duly executed and delivered by Condor, Louden, InVenture, MIS and FCC and constitutes valid and binding obligations of Condor, Louden, InVenture, MIS and FCC, enforceable against each of them in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). When executed and delivered at the Closing, the Related Agreements will be duly executed and delivered by Condor, Louden, InVenture, MIS and FCC and will constitute valid and binding obligations of Condor, Louden, InVenture, MIS and FCC, enforceable against each of them in accordance with their respective terms, subject to the qualification that enforcement of the rights and remedies created thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.3. Governmental Authorization. Except as set forth on Schedule 2.3, the execution, delivery and performance by Condor, Louden, InVenture, MIS and FCC of this Agreement and the Related Agreements and the consummation by Condor, Louden, InVenture, MIS and FCC of the transactions contemplated hereby and thereby require no material action (including authorizations, notices to third parties, consents, approvals, licenses, orders, permits or declarations) by or in respect of, or material filing with, any governmental body, agency, official or authority, domestic or foreign (other than governmental consents, novations and assignments required to transfer the Assigned Contracts to CACI).

2.4. No Default or Violation. Except as set forth in Schedule 2.4, the execution, delivery and performance by Condor, Louden, InVenture, MIS and FCC of this Agreement and the Related Agreements and the consummation by Condor, Louden, InVenture, MIS and FCC of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the certificate of incorporation or by-laws or other organizational documents of Condor, Louden, InVenture, MIS and FCC, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any Lien on any of the Assigned Contracts or Assets pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, license, agreement or other instrument, permit, concession, grant, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation to which Condor or any of its Subsidiaries is a party or by which Condor or any of its Subsidiaries or any of their respective assets or properties may be bound or which is applicable to Condor or any of its Subsidiaries or any of their respective assets or properties, other than any such note, mortgage, indenture, lease, license, agreement or other instrument involving less than $5,000.

2.5. SEC Filings

2.5.1. Condor has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999 (the “Filed SEC Documents”).

2.5.2. As of the filing date, each Filed SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

2.5.3. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as so amended or superseded, on the date of such filing), each Filed SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

2.5.4. Each Filed SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

2.6. Financial Statements

2.6.1. The audited consolidated financial statements and unaudited consolidated interim financial statements of Condor included in its annual report on Form 10-K for the year ended December 31, 2001 and in its quarterly report on Form 10-Q for the three-month period ended March 31, 2002 fairly present in all material respects, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Condor and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements), except that the notes and disclosures therein in Condor’s quarterly reports on Form 10-Q have not been prepared in accordance with GAAP.

2.6.2. Condor has delivered to CACI a consolidated balance sheet of the GSD as of May 31, 2002 (including the notes thereto, the “Interim Balance Sheet”) with a net book value of $1,232,782, and consolidated statements of income of the GSD for the twelve months ended December 31, 2001 and for the three months ended March 31, 2002 (together with the Interim Balance Sheet, the “GSD Unaudited Financial Statements”). The GSD Unaudited Financial Statements fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except for normal year-end adjustments which are not, individually or in the aggregate, reasonably expected to be material to the GSD taken as a whole), the consolidated financial position of the GSD as of May 31, 2002 and the consolidated results of operations of the GSD for the three months ended March 31, 2002. No later than 20 days after the Closing, Condor shall deliver to CACI a final consolidated balance sheet as of the Closing Date, prepared in conformity with GAAP applied on the same basis used for the preparation of the Interim Balance Sheet (the “Final Balance Sheet”), which will fairly present the financial condition of the GSD and reflect a net book value of not less than $1,232,782. The GSD Unaudited Financial Statements have been, and the Final Balance Sheet will be, prepared from and in accordance with the accounting records of Condor.

2.6.3. Except as stated in Schedule 1.3.1, none of the trade payables described in Section 1.3.1 is more than 60 days old.

2.7. Absence of Material Adverse Changes. Except as disclosed in the Filed SEC Documents or in Schedule 2.7 to this Agreement, since March 31, 2002 Condor has conducted the business of the GSD only in the ordinary course of business and consistent with past practice, and there has not occurred or arisen, whether or not in the ordinary course of business, any material adverse change in the business, operations, assets, financial condition, results of operations or properties of the GSD (a “Condor Material Adverse Effect”). Specifically, since March 31, 2002, Condor has not:

2.7.1. encountered any labor union organizing activity material to the business, operations, assets, financial condition, results of operations, properties or prospects of the GSD, had any strike, work stoppage, slowdown or lockout by the employees of the GSD, or any substantial threat of any imminent strike, work stoppage, slowdown or lockout by the employees of the GSD, or had any adverse change in its relations with the employees, agents, customers or suppliers of the GSD or any governmental or regulatory authorities, that, in any of the foregoing cases, has had or could reasonably be expected to have, individually or in the aggregate, a Condor Material Adverse Effect;

2.7.2. transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign intellectual property used in connection with the performance or reasonably necessary to continue the performance of the

Assigned Contracts, or modified any existing rights with respect thereto, other than in the ordinary course of business and consistent with past practice;

2.7.3. waived or permitted to lapse any claims or rights of substantial value to the GSD;

2.7.4. except as set forth on Schedule 2.7.4, paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any officer, director, “affiliate,” officer of an “affiliate,” director of an “affiliate,” “associate” of an officer, “associate” of a director, or “associate” of an “affiliate” (as such terms are defined in the rules and regulations of the Securities and Exchange Commission), who exercised senior managerial responsibility with respect to the GSD, except for normal business advances to employees in the ordinary course of business consistent with past practice and except for advances or payments between Condor and any of its Subsidiaries; or

2.7.5. agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8. Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.8, Condor has no material liabilities or obligations, fixed, accrued, contingent or otherwise (“Obligations”), that are not fully reflected or provided for on, or disclosed in the notes to, the Interim Balance Sheet, except (i) Obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a Condor Material Adverse Effect, (ii) Obligations permitted or contemplated by this Agreement, and (iii) Obligations expressly disclosed on the Schedules delivered hereunder.

2.9. Title to Assets; Condition. Condor and its Subsidiaries have good record and marketable title to, or a valid leasehold interest in, all of the Assets. None of the Assets is subject to any Lien, except for Liens set forth in Schedule 2.9 or Permitted Encumbrances. All of the Assets are in good operating condition and repair (ordinary wear and tear excepted).

2.10. Insurance. No written notice has been received by Condor from any insurance company that has issued a policy with respect to any of the Assets or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work relating to the Assets.

2.11. Receivables. All of the Receivables are good, valid and existing accounts and all represent an undisputed, bona fide sale and delivery of goods or services. The Receivables (less the allowance for doubtful accounts shown on the face of the Interim Balance Sheet, which allowance was established in the ordinary course of business consistent with past practice and in accordance with GAAP (the “Allowance for Doubtful Accounts”)) are collectible in the amount shown in the ordinary course of business. Condor, Louden, InVenture, MIS or FCC has good and marketable title to all of the Receivables, free and clear of all Liens except for Liens set forth in Schedule 2.9 and Permitted Encumbrances. The terms of all such Receivables permit Condor, Louden, InVenture, MIS or FCC, as the case may be, to factor, assign, transfer and sell such

Receivables without restriction, whether as security for loans or otherwise. Except to the extent of the Allowance for Doubtful Accounts, no Receivable is subject to any defense, counterclaim, set-off, discount, dispute or condition of any nature. In the case of Receivables arising since the date of the Interim Balance Sheet, any additional allowance in respect thereof has been calculated in a manner consistent with the Allowance for Doubtful Accounts.

2.12. Assigned Contracts. Condor and its Subsidiaries have delivered to CACI or made available to CACI a true and complete copy of each of the Assigned Contracts and all amendments thereto. All Assigned Contracts are in full force and effect, and neither Condor nor any of its Subsidiaries has received any notice of default, nor is Condor or any of its Subsidiaries in default, nor, to Condor’s Knowledge, does any condition exist which with notice or the lapse of time, or both, will render Condor in default, under any of the Assigned Contracts. Except as set forth on Schedule 2.12, all the Assigned Contracts are fully assignable to CACI. Neither Condor nor any of its Subsidiaries has been informed by another party to any of the Assigned Contracts, including the Government, that such other party will not approve or consent to the assignment of any of the Assigned Contracts or will otherwise prohibit or materially restrict the assignment of any of the Assigned Contracts. To Condor’s Knowledge, the other parties to the Assigned Contracts are in compliance with all material terms and conditions of the Assigned Contracts. No party to an Assigned Contract has notified Condor, Louden, InVenture            , MIS or FCC of its intention to terminate or materially change in a manner adverse to Condor, Louden, InVenture, MIS, FCC or CACI the nature of its transaction or relationship with Condor, Louden, InVenture, MIS, FCC or CACI under any such Assigned Contract. Except as set forth on Schedule 2.12, neither Condor nor any of its Subsidiaries has performed any work under any of the Assigned Contracts with clients that is in excess of funding currently available, is beyond the period of performance or is outside the scope of work, as documented in said contracts.

2.13. Unclaimed Property. The Assets do not include any assets that may constitute unclaimed property under applicable law. Condor has complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, Condor has established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable governmental authority. The Asset Documents are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations.

2.14. Completeness of Documentation. Except for the Excluded Assets and such assets as are clearly immaterial to the GSD, the Schedules referred to in Section 1.1 describe all outstanding proposals, tangible assets, intellectual property, tools, third-party licenses, prepaid assets, receivables, leased properties, leased equipment, government furnished property, agency, brokerage, distributorship, dealer, franchise, license and other agreements, customer orders, deposits and payments, books and records and other rights and assets of Condor and its Subsidiaries used in connection with the performance or reasonably necessary to continue the performance of the Assigned Contracts.

2.15. Compliance with Applicable Law. Except as set forth in Schedule 2.15, Condor and its Subsidiaries have all requisite licenses, permits and certificates from all foreign, federal, state and local authorities necessary to perform the Assigned Contracts and to conduct the business of the GSD as presently conducted, and to lease and operate the Leased Properties.

Condor and its Subsidiaries have performed the Assigned Contracts in compliance with all applicable laws, statutes, ordinances, regulations, rules, judgments, decrees, orders, permits, licenses, grants or other authorizations of any court or of any governmental entity or authority. Without limiting the generality of the foregoing, Condor and its Subsidiaries have conducted the business of the GSD in material compliance with all applicable laws, statutes, ordinances, regulations, rules, judgments, decrees, orders, permits, licenses, grants or other authorizations of any court or of any governmental entity or authority. There are no proceedings in progress, pending or threatened, that could reasonably be expected to result in revocation, cancellation, suspension, or any material adverse modification with respect to such licenses, permits and certificates. Neither Condor nor any of its Subsidiaries is in default or violation of any provision of its charter documents or its by-laws.

2.16. Litigation

2.16.1. There is no action of any kind, pending or, to Condor’s Knowledge, threatened, at law or in equity, by or before any court, arbitrator, or governmental entity or authority, that involves, affects, or relates to the GSD that either singly or in the aggregate could reasonably be expected to have a Condor Material Adverse Effect, nor has any governmental entity or other party indicated to Condor or any of its Subsidiaries an intention to conduct the same;

2.16.2. to Condor’s Knowledge, there are no facts that could reasonably be expected to serve as the basis or ground for any such action; and

2.16.3. neither Condor nor any of its Subsidiaries, directors, officers, employees or properties is subject to any presently effective order, writ, injunction, decree or judgment of any court, arbitrator, or governmental entity or authority affecting the GSD.

2.17. Tax Matters

2.17.1. Filing of Returns. Except as provided on Schedule 2.17, no claim has ever been made by an authority in a jurisdiction where Condor or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and there are no Liens on any of the assets of Condor or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Encumbrances.

2.17.2. Payment of Taxes. Condor and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

2.18. Employee Benefit Plans; Compliance with ERISA

2.18.1. List of Plans. Schedule 2.18 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, whether written or unwritten, and every material written or unwritten personnel policy, relating to any persons employed in the

GSD or in which any person employed in the GSD is eligible to participate and which is currently maintained by Condor or any ERISA Affiliate with respect to the GSD (collectively, the “Condor Plans”). Condor does not sponsor a “defined benefit plan” as defined in Section 3(35) of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA.

2.18.2. ERISA. Neither Condor nor any ERISA Affiliate of Condor has incurred any “withdrawal liability” calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Except as set forth on Schedule 2.18, neither Condor nor any ERISA Affiliate of Condor has ever maintained a Condor Plan providing health or life insurance benefits to former employees of the GSD, other than as required pursuant to Section 4980B of the Code or to any state law conversion rights. Neither Condor nor any ERISA Affiliate has any material actual or contingent liability with respect to any plan currently or previously subject to Title IV of ERISA; and no proceedings to terminate any such currently-maintained plan have been instituted within the meaning of Subtitle C of Title IV of ERISA.

2.18.3. Plan Determinations. Each Condor Plan in which any person employed in the GSD is eligible to participate and which is intended to qualify under Section 401(a) of the Code (the “Qualified Plans”) has been determined by the Internal Revenue Service to so qualify (or a determination application request has been submitted in respect of such plan, and Condor has no reason to expect that the request will be denied), and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Parent, and nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. Condor has made available to Parent complete copies, as of the date hereof, of all of the Qualified Plans and any related trusts, copies of the current Qualified Plan summaries and copies of the Form 5500 filed with respect to each Qualified Plan for the prior three years.

2.18.4. Compliance. Except as set forth on Schedule 2.18:

(a) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or to Condor’s Knowledge, threatened with respect to any Condor Plan; and

(b) each Condor Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law with respect to employees of the GSD.

2.19. Employment-Related Matters

2.19.1. Labor Relations. Except to the extent set forth on Schedule 2.19.1 hereto: (a) Neither Condor nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Condor or its Subsidiaries; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or to Condor’s Knowledge, threatened against or otherwise affecting Condor or any of its Subsidiaries, and neither Condor nor any of its Subsidiaries has experienced the same; (c) neither Condor nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has Condor or any of its Subsidiaries planned or announced any such action or program for the future with respect to which Condor or any of its Subsidiaries has any material liability; and (d) on or before the Closing Date all salaries, wages, bonuses, commissions and other compensation due from Condor or any of its Subsidiaries to its GSD employees before the Closing Date will be paid.

2.19.2. Employee List. Attached hereto as Schedule 2.19.2 is a list (the “Employee List”) dated as of June 21, 2002 containing the name of each employee of the GSD and each such employee’s position, starting employment date and annual salary. The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim or to Condor’s Knowledge has any reasonable basis to assert any valid claim, against Condor that either the continued employment by, or association with, Condor or any of its Subsidiaries of any of the present officers of Condor or any of its Subsidiaries, or employees of, or consultants to, the GSD, contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

2.19.3. Compensation of Key Employees. Schedule 2.19.3 sets forth a complete and accurate list of the compensation and benefits of the Key Employees.

2.20. Environmental

2.20.1. Environmental Laws. Except for matters which, individually or in the aggregate, could not reasonably be expected to have a Condor Material Adverse Effect, (a) Condor and its Subsidiaries are in compliance with all applicable Environmental Laws in effect on the date hereof; (b) neither Condor nor any of its Subsidiaries has received any written communication that alleges that Condor or any of its Subsidiaries is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all material Environmental Permits and other governmental authorizations currently held by Condor or any of its Subsidiaries pursuant to the Environmental Laws are in full force and effect, Condor and its Subsidiaries are in compliance with all of the terms of such Permits and authorizations, and no other such Permits or authorizations are required by Condor or any of its Subsidiaries for the conduct of its and their business on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by Condor and its Subsidiaries of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

2.20.2. Environmental Claims. Except as set forth on Schedule 2.20 hereto, there is no Environmental Claim pending or to Condor’s Knowledge threatened against or involving Condor or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Condor or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

2.20.3. No Basis for Claims. Except for matters which, individually or in the aggregate, could not reasonably be expected to have a Condor Material Adverse Effect there are no past, to Condor’s Knowledge, or present actions or activities by Condor or any of its Subsidiaries, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by Condor or any of its Subsidiaries, that could reasonably form the basis of any Environmental Claim against Condor or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Condor or any of its Subsidiaries may have retained or assumed either contractually or by operation of law, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, related to the premises at any time occupied by Condor or any of its Subsidiaries.

2.21. Finders’ Fees. Except as set forth on Schedule 2.21, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Condor or any of its Subsidiaries who might be entitled to any material fee or commission from Condor or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

2.22. Real Property

2.22.1. Neither Condor nor any of its Subsidiaries owns any real property related to the business of the GSD.

2.22.2. Schedule 1.1.8 sets forth a true, correct and complete list as of the date hereof of all the Leased Property. True, correct and complete copies of the related Leases, and all amendments, modifications and supplemental agreements thereto (the “Leases”) are being delivered by Condor and its Subsidiaries to CACI contemporaneously herewith. The Leases grant leasehold estates free and clear of all Liens granted by or caused by the actions of Condor or any of its Subsidiaries, and Condor and its Subsidiaries enjoy a right of quiet possession as against any Lien. The Leases are in full force and effect, and are binding and enforceable against each of the parties thereto in accordance with their respective terms. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which default remains uncured. To Condor’s Knowledge, there has not occurred any event that would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or material default. Neither Condor nor any of its Subsidiaries is obligated to pay any leasing or brokerage commission relating to any Lease nor will have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by Condor or any of its Subsidiaries.

2.22.3. Neither Condor nor any of its Subsidiaries is in material violation of any law, regulation or ordinance (including laws, regulations or ordinances relating to building, zoning, environmental, city planning, land use or similar matters) relating to the Leased Properties. To Condor’s Knowledge, there are no proceedings materially affecting the present or future use of the Leased Properties for the purposes for which they are used or the purposes for which they are intended to be used. All buildings, structures and fixtures used by Condor or any of its Subsidiaries in connection with the GSD are in good operating condition and repair.

2.22.4. Condor and its Subsidiaries have access to the Leased Properties whether owned or leased, by way of public ways or valid easements or rights of way sufficient to conduct the business of the GSD as presently conducted.

2.23. Agreements, Contracts and Commitments

2.23.1. Except as disclosed in Schedule 2.23.1, neither Condor nor any of its Subsidiaries is a party to any of the following, whether written or, to Condor’s Knowledge, oral:

(a) any agreement for personal services or employment for the GSD that is not terminable on 30 days’ (or less) notice by Condor or any of its Subsidiaries without penalty or obligation to make payments related to such termination;

(b) any agreement of guarantee or indemnification relating to the GSD in an amount that is material to the GSD;

(c) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Condor or any of its Subsidiaries to compete with any person in any geographic area or to engage in any line of business;

(d) any joint venture agreement or profit-sharing agreement relating to the GSD (other than employee benefit plans);

(e) except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to Condor or its Subsidiaries relating to the GSD or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money relating to the GSD by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $5,000 or more;

(f) any license agreement, either as licensor or licensee, or agency, brokerage, distributor, dealer, franchise or other similar agreement or commitment relating to the GSD;

(g) any contract or agreement relating to the GSD for the future sale by Condor or any of its Subsidiaries of materials, products, services or supplies that involves the payment to Condor or its Subsidiaries of more than $50,000 or continues for a period of more than twelve months (including periods covered by any option to renew by either party), other than warranties and service agreements entered into with respect to products sold in the ordinary course of business and consistent with past practice;

(h) any agreement or arrangement relating to the GSD providing for the payment of any commission based on sales other than to employees of Condor or any of its Subsidiaries;

(i) any contract or agreement relating to the GSD for the future purchase by Condor or any of its Subsidiaries of any materials, equipment, services, or supplies, that either provides for payments in excess of $50,000 and cannot be terminated by it without penalty upon less than three months’ notice or was not entered into in the ordinary course of business;

(j) any agreement relating to the GSD that provides for the sale of goods or services that will result in a loss as a result of costs already incurred or expected to be incurred to complete the agreement;

(k) any agreement relating to the GSD with any third party for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the GSD;

(l) any contract or agreement relating to the GSD that provides for payment to Condor or any of its Subsidiaries of more than $10,000 and provides any discount other than pursuant to Condor’s standard discount terms;

(m) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by Condor or any of its Subsidiaries;

(n) any agreement or commitment relating to the GSD, not elsewhere specifically disclosed pursuant to this Agreement, to which present or former directors, officers or “affiliates” (as defined in the rules and regulations promulgated under the Securities Act) of Condor or any of its Subsidiaries or any of their “associates” (as defined in the rules and regulations promulgated under the Securities Act) are parties, provided that only such agreements or commitments are required to be described herein as are required to be disclosed under the proxy rules and regulations promulgated under the Exchange Act;

(o) any agreement or arrangement relating to the GSD for the sale of any of the assets, properties or rights of Condor or any of its Subsidiaries (other than in the ordinary course of business) or for the grant of any preferential rights to purchase any of its assets, properties or rights or that requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights of Condor or any of its Subsidiaries;

(p) any contract or agreement relating to the GSD not described above involving the payment or receipt by Condor or any of its Subsidiaries of more than $10,000 other than contracts or agreements in the ordinary course of business for the purchase of inventory, supplies or services or for the sale of current requirements and consistent with past practice, or for the sale or lease of finished goods or services in the ordinary course of business and consistent with past practice; or

(q) any contract or agreement relating to the GSD not described above that was not made in the ordinary course of business and that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of the GSD.

2.23.2. Except as listed in Schedule 2.23.2, all agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments related to the GSD are valid and in full force and effect. Neither Condor nor any of its Subsidiaries has, nor, to Condor’s Knowledge, has any other party thereto, breached any provision of, or defaulted under the terms of, nor are there any facts or circumstances that would reasonably indicate that Condor or any of its Subsidiaries will or may be in such breach or default under, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license, which breach or default has or could reasonably be expected to have a Condor Material Adverse Effect.

2.23.3. Schedule 2.23.3 correctly identifies each of the agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments related to the GSD which: (a) contains provisions that would be materially and adversely affected by this Agreement, and/or (b) requires the consent of a third party to the Agreement in order to assign the contract.

2.24. Absence of Certain Payments. Neither Condor nor any of its Subsidiaries, nor to Condor’s Knowledge any director, officer, agent, employee or other person associated with or acting on behalf of any of them has used any funds of Condor or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

2.25. Intellectual Property

2.25.1. Right to Intellectual Property. Except as set forth on Schedule 2.25, Condor is the sole and exclusive owner or registrant of, with all right, title and interest in and to (free and clear of any and all Liens other than Permitted Encumbrances), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof in connection with the services or products in respect of which the Intellectual Property is being used. No claims with respect to the Intellectual Property have been asserted or, to Condor’s Knowledge, are threatened by any person nor are there any valid grounds for any bona fide claims challenging the ownership by Condor or its Subsidiaries, or the validity or effectiveness, of the Intellectual Property. All material registered trademarks, service marks and copyrights included in the Intellectual Property are valid and subsisting in the jurisdictions in which they have been filed. To Condor’s Knowledge, there is no material unauthorized use, infringement or misappropriation of the Intellectual Property by any third party, including any employee or former employee of Condor or any of its Subsidiaries. No Intellectual Property or product or service of the GSD is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by Condor or any of its Subsidiaries. The products, packaging and documentation of the GSD contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the products or services of the GSD.

2.25.2. Third-Party Licenses. Condor has delivered to CACI or made available to CACI a true and complete copy of each of the Third-Party Licenses and all amendments thereto. All Third-Party Licenses are valid licenses from the manufacturer or a dealer authorized to execute and deliver such Third-Party Licenses, free and clear of any claims or rights of any third parties, and are in full force and effect. Condor has not been infringing upon any rights in the Third-Party Licenses of any other Person. Condor has not received any notice of default, nor is it in default, nor, to Condor’s Knowledge, does any condition exist which with notice or the lapse of time, or both, will render Condor in default under any of the Third-Party Licenses. Except as disclosed in this Article II, the execution, delivery and performance of this Agreement and the Related Agreements by Condor and its Subsidiaries, and the consummation of the transactions contemplated hereby and thereby, will not cause Condor nor any of its Subsidiaries to be in violation or default under any Third-Party License, nor entitle any other party to any Third-Party License to terminate or modify such Third-Party License. Except as set forth in Schedule 2.25, all the Third-Party Licenses are assignable to CACI, without notice to, or the written consent of, any other Person. No party to a Third-Party License has notified Condor or any of its Subsidiaries of its intention to terminate or materially change in a manner adverse to Condor, any of its Subsidiaries or CACI the nature of its transaction or relationship with Condor, any of its Subsidiaries or CACI under any such Third-Party License.

2.25.3. Commercial Software. Schedule 2.25 sets forth a list of the commercial software used in the GSD or resident on any of the Assets, together with the number of licenses therefor. No representation or warranty is made herein with respect to the transferability to CACI of the software listed on Schedule 2.25 and designated as “commercial.”

2.25.4. No Infringement. Neither Condor nor any of its Subsidiaries currently market any software products. No claims have been asserted or to Condor’s Knowledge are threatened by any Person, nor are there any valid grounds for any bona fide claims, (a) to the effect that the manufacture, sale, licensing or use of any of the products or services of the GSD as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by Condor or any of its Subsidiaries infringes on any patent, copyright, trademark, service mark or trade name, or any other Intellectual Property or involves any misappropriation of any trade secret, or (b) seeking to prohibit the use by Condor or any of its Subsidiaries of any patents, copyrights, trademarks, service marks, trade names, trade secrets, technology, know-how or computer software programs and applications or any other Intellectual Property used in the conduct of the GSD’s business as currently conducted or as proposed to be conducted by Condor or any of its Subsidiaries.

2.26. Interests of Officers. None of the officers or directors of Condor or any of its Subsidiaries has any interest in any property, real or personal, tangible or intangible, including Intellectual Property used in or pertaining to the business of Condor or that of its Subsidiaries, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

2.27. Employee Agreements. To Condor’s Knowledge, no employee, officer or consultant of the GSD is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with Condor, any of its Subsidiaries, or any previous employer. No such employee, officer or consultant has been debarred from performing contracts or otherwise providing services to or for the benefit of the United States or any other governmental entity.

2.28. No Misrepresentations. No representation or warranty by Condor or any of its Subsidiaries in this Agreement, nor any statement, certificate or schedule furnished or to be furnished by or on behalf of Condor or any of its Subsidiaries pursuant to this Agreement nor any document or certificate delivered to CACI pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements, in light of the circumstances in which they were made, not misleading.

2.29. Proxy Statement. The information supplied by Condor for inclusion in the proxy statement and prospectus as amended or supplemented (the “Proxy Statement”) to be sent to the stockholders of Condor in connection with their meeting to consider the acquisition that is the subject of this Agreement (the “Condor Meeting”) shall not, on the date the Proxy Statement is first mailed to Condor’s stockholders, at the time of the Condor Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Condor Meeting that has become false or misleading. The Proxy Statement will comply as to form with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Condor or any of its affiliates, officers or directors should be discovered by Condor which should be set forth in an amendment or a supplement to the Proxy Statement, Condor shall promptly inform CACI. Notwithstanding the foregoing, Condor makes no representation or warranty with respect to any information supplied by Parent or CACI that is contained in any of the foregoing documents.

Article III: Representations and Warranties of Parent and CACI

Parent and CACI jointly and severally represent and warrant to Condor as follows:

3.1. Corporate Status. Each of Parent and CACI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and CACI is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the business, operations, assets, financial condition, results of operations or properties of Parent or CACI.

3.2. Authority for Agreement. Each of Parent and CACI has the full corporate power to execute, deliver and perform this Agreement and the Related Agreements, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Parent and CACI of this Agreement and the Related Agreements and the consummation by Parent and CACI of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of Parent and CACI, and no other corporate proceedings on the part of Parent or CACI, including stockholder approval, are necessary to authorize the execution, delivery and performance by Parent and CACI of this Agreement and the Related Agreements and the consummation by Parent and CACI of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and CACI and constitutes a valid and binding obligation of Parent and CACI, enforceable against each of them in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). When executed and delivered at the Closing, the Related Agreements will be duly executed and delivered by Parent and CACI and will constitute valid and binding obligations of Parent and CACI, enforceable against each of them in accordance with their respective terms, subject to the qualification that enforcement of the rights and remedies created thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.3. No Default or Violation. The execution, delivery and performance by Parent and CACI of this Agreement and the Related Agreements and the consummation by Parent and CACI of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the certificate of incorporation or by-laws or other organizational documents of Parent or CACI, or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any Lien pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, license, agreement or other instrument, permit, concession, grant, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation to which Parent or CACI is a party or by which either of them or any of their respective assets or properties may be bound or which is applicable to either of them or any of their respective assets or properties.

3.4. Proxy Statement. The information provided by Parent or CACI expressly in writing for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Condor’s stockholders, at the time of the Condor Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication by Parent or CACI with respect to the solicitation of proxies for the Condor Meeting that has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, CACI or any of their respective affiliates, officers or directors should be discovered by Parent or CACI that should be set forth in an amendment or a supplement to the Proxy Statement, Parent or CACI shall promptly inform Condor. Notwithstanding the foregoing, Parent and CACI make no representation or warranty with respect to any information supplied by Condor that is contained in any of the foregoing documents.

Article IV: Covenants

It is further agreed as follows:

4.1. Conduct of Business. Between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated, except as contemplated by this Agreement or as otherwise consented to by CACI in writing, Condor and its Subsidiaries shall keep and observe the following covenants:

4.1.1. Each of Condor and its Subsidiaries shall carry on the business of the GSD in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the GSD’s present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the GSD’s goodwill and ongoing business be unimpaired at the Closing Date. Condor shall promptly notify Parent of any event or occurrence which has had or could reasonably be expected to have a Condor Material Adverse Effect. In addition, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Condor and its Subsidiaries shall:

(a) maintain in full force and effect all contracts of insurance and indemnity that protect the GSD;

(b) repair and maintain, in accordance with its usual and ordinary repair and maintenance standards, all of its tangible properties and assets used in connection with the performance or reasonably necessary to continue the performance of the Assigned Contracts;

(c) confer on a regular and frequent basis with representatives of CACI to report material operational matters and the general status of ongoing GSD operations;

(d) notify CACI of any material emergency or other material change in the operation of the business or properties of the GSD and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

(e) deliver to CACI true and correct copies of any reports, statements or schedules filed by it with the SEC subsequent to the date of this Agreement within two business days of the date on which such document is so filed.

4.1.2. Neither Condor nor any of its Subsidiaries shall without the prior written consent of CACI:

(a) except as set forth on Schedule 2.7.4, grant or make any general increase in the compensation of officers, management personnel, employees, agents or consultants of or involved with the GSD (including any such increase pursuant to any bonus, pension, insurance, profit-sharing or other plan or commitment) or any material increase in the compensation or benefits payable or to become payable to any officer or employee of or involved with the GSD, otherwise than as required by employment contracts in effect at the date of this Agreement;

(b) except as set forth on Schedule 2.7.4, except as required by this Agreement or by applicable law, amend or adopt in any material respect, any agreement or plan (including severance arrangements) for the benefit of employees of the GSD;

(c) except as set forth on Schedule 2.7.4, enter into an agreement, contract, or commitment relating to the GSD and involving any material commitment by Condor or any of its Subsidiaries or involving more than $25,000;

(d) incur trade payables or issue purchase orders with respect to the GSD such that the aggregate cost or liability associated with such trade payables and purchase orders, together with the aggregate cost or liability associated with the trade payables and purchase orders with respect to the GSD outstanding on the date hereof, exceeds $600,000;

(e) amend, terminate or change in any material respect any lease, contract, undertaking or other commitment listed in any Schedule or knowingly do any act or omit to do any act, or permit an act or omission to act, that will cause a breach of any such lease, contract, undertaking or other commitment;

(f) transfer or grant any rights under, or enter into any settlement regarding the breach or infringement of, any United States or foreign intellectual property used in connection with the performance or reasonably necessary to continue the performance of the Assigned Contracts or modify any existing rights with respect thereto other than in the ordinary course of business and consistent with past practice;

(g) cancel or compromise any debts, or waive, release, transfer or permit to lapse any claims or rights of substantial value to the GSD, or sell, lease, transfer, encumber or otherwise dispose of any of the properties or assets (real, personal or mixed, tangible or intangible) of the GSD, except in the ordinary course of business and consistent with past practice;

(h) enter any transaction which, at the time of such transaction, in CACI’s reasonable judgment, is materially adverse to the business, operations, financial condition, properties or prospects of the GSD, whether or not such transaction is in the ordinary course of business;

(i) amend its charter documents or by-laws;

(j) except as set forth on Schedule 2.7.4, pay, discharge or satisfy any claim, obligation or liability pertaining to the GSD in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Interim Balance Sheet, or incurred since the date of such balance sheet in the ordinary course of business consistent with past practice or in connection with this transaction;

(k) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of the GSD, except in the ordinary course of business consistent with past practices;

(l) dispose of, permit to lapse, or otherwise fail to preserve the rights of Condor with respect to the Intellectual Property or enter into any settlement regarding the breach or infringement of, any Intellectual Property, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practice;

(m) sell or grant any right to all or any part of the Intellectual Property;

(n) enter into any contract or commitment or take any other action that affects or could reasonably be expected to affect the GSD that is not in the ordinary course of the business of the GSD or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that could reasonably be expected to have a Condor Material Adverse Effect;

(o) amend in any material respect any agreement to which Condor is a party, the amendment of which could reasonably be expected to have a Condor Material Adverse Effect;

(p) waive, release, transfer or permit to lapse any claim or right (i) that affects or could reasonably be expected to affect the GSD and that has a value, or involves payment or receipt by it of more than $25,000 or (ii) the waiver, release, transfer or lapse of which could reasonably be expected to have a Condor Material Adverse Effect;

(q) make any change in any method of accounting or accounting practice other than changes required to be made in order that Condor’s financial statements comply with GAAP; or

(r) agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement materially untrue or incorrect; or

(s) enter into any agreement to lease any real property with respect to or for the GSD, except that Condor may extend the term of its existing lease for the Langhorne call center facility.

4.1.3. Condor will promptly advise CACI in writing of the commencement or written threat of any claim, litigation or proceeding against Condor or any of its Subsidiaries, whether covered by insurance or not, when such claim, litigation, proceeding or written threat thereof relates in any way to the GSD, this Agreement or the Related Agreements, or any of the transactions contemplated hereby or thereby.

4.2. Access and Information; Confidentiality

4.2.1. Each of Condor and its Subsidiaries shall afford to CACI and to its officers, employees, accountants, counsel and other authorized representatives (including lenders) reasonable access, upon 24 hours’ advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing or the termination of this Agreement, if any, to its plants, properties, books and records, and those of its Subsidiaries, that relate, directly or indirectly, to the GSD, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to CACI such additional financial and operating data and other information, and those of its Subsidiaries, as to the business and properties of the GSD as CACI may from time to time reasonably request. Each of Condor and its Subsidiaries shall permit CACI to confirm with their respective suppliers the title to any Assets in such suppliers’ possession, and shall permit CACI to confirm with obligors under the Receivables the value and amount thereof.

4.2.2. Each party and its representatives will hold in strict confidence all documents and information concerning the other party and its Subsidiaries furnished in connection with the transactions contemplated by this Agreement and the Related Agreements (except to the extent that such information can be shown to have been (i) in the public domain through no action by the party in violation of this Section 4.2, (ii) in the party’s possession at the time of disclosure and not acquired by the party directly or indirectly from the other party on a confidential basis or (iii) disclosed by the other party to others on an unrestricted, non-confidential basis) and will not release or disclose any such documents or information to any other person and shall not use nor permit others to use such documents or information except in connection with this Agreement or the Related Agreements, and the transactions contemplated hereby and thereby. In the event of the termination of this Agreement, each party shall return to the other party all documents, work papers and other material so obtained by it, or on its behalf, and all copies, digests, abstracts or other materials relating thereto, whether so obtained before or after the execution hereof, and will comply with the terms of the confidentiality provisions set forth herein. The foregoing confidentiality requirements shall, as of the execution of this Agreement, supersede any and all confidentiality or nondisclosure agreements then in effect between Parent or CACI and Condor.

4.2.3. After the date hereof, neither Condor nor any of its Subsidiaries, nor its or their representatives shall disclose any documents and information concerning the GSD to any person other than Parent, CACI and their respective representatives to a materially greater extent than its past practice, except to the extent permitted by this Agreement or required by law. After the Closing, Condor, its Subsidiaries and its and their representatives will hold in strict confidence all documents (including the Asset Documents) and information concerning the GSD (except to the extent that such information can be shown to have been (i) in the public domain through no action by Condor or any of its Subsidiaries in violation of this Section 4.2 or (ii) disclosed by Parent or CACI to others on an unrestricted, non-confidential basis) and, except to the extent required by law, will not, without the prior written consent of CACI, release or disclose any such documents or information to any other person and shall not use nor permit others to use such documents or information except for record keeping and evidentiary purposes.

4.3. Further Assurances. Subject to terms and conditions herein provided and to the fiduciary duty of each party’s board of directors and officers, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to fulfill the conditions specified in Article V, consummate and make effective this Agreement and the Related Agreements and the other transactions contemplated hereby and thereby. In case at any time any further action, including the obtaining of waivers and consents under material contracts and leases, is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement are hereby directed and authorized to use their reasonable best efforts to effectuate all required action. After the Closing, each party will provide to the other parties without charge reasonable assistance and inquiry access to its officers and employees for information appropriate to secure the respective benefits of this Agreement and the Related Agreements, including information required to prepare tax returns and progress reports and other documents related to assigned, subcontracted or novated contracts. To the extent that Condor lacks the corporate power or contractual authority to perform its covenants and obligations hereunder or under any of the Related Agreements, Condor shall cause its Subsidiaries to perform such covenants and obligations as if such Subsidiaries were parties to this Agreement and the Related Agreements and bound by such covenants and obligations. If any such covenant or obligation shall require the performance of any such Subsidiary, Condor shall not, without the prior written consent of Parent, authorize, permit or otherwise allow such Subsidiary to merge, consolidate, sell a substantial part of its assets, dissolve, liquidate, wind up or take any other action that would, in the reasonable judgment of Parent, impair its ability to perform such covenant or obligation.

4.4. Releases of Information. No party shall announce or disclose to any person (other than those employees, agents, advisors, representatives or lenders who have a “need to know” in order to help effectuate the transaction) the terms or provisions of this Agreement without the prior consent, in the case of an announcement or disclosure by Parent or CACI, of Condor or, in the case of an announcement or disclosure by Condor or any of its Subsidiaries, of Parent (which consent shall not be unreasonably withheld) except as disclosure may be required by law (including disclosure required to be made in the Proxy Statement). CACI and Condor shall consult with each other before the issuance of any press release or other public announcement referring to this Agreement or the terms and conditions of the transactions contemplated hereby.

4.5. Restricted Activities and Transactions

4.5.1. Acquisition Proposals. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VI hereof, but in any event at least sixty-five (65) days after the date of the Letter of Intent or such longer time as the parties agree upon, neither Condor nor any of its Subsidiaries nor any of their respective directors, officers, employees, or other representatives or agents, shall, directly or indirectly, solicit, initiate, or participate in discussions or negotiations with or otherwise cooperate in any way with, or provide any information to, any corporation, partnership, person, or other entity or group concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction involving Condor (all such transactions being referred to herein as “Acquisition Proposals”).

4.5.2. Compliance with Fiduciary Duty. Notwithstanding the foregoing, nothing in this Section 4.5 shall prohibit the board of directors of Condor from furnishing information to, or entering into discussions with, any person that makes a bona fide proposal or offer with respect to Condor that constitutes an Acquisition Proposal for Condor, if (a) the board of directors of Condor determines in good faith, following consultation with outside counsel, that the board’s fiduciary responsibilities under applicable law require that such information be provided or negotiations be held with the person presenting the Acquisition Proposal in order to avoid a breach of such fiduciary responsibilities, (b) prior to furnishing such information to, or entering into discussions or negotiations with such person, Condor keeps Parent informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides Parent with copies of any and all written inquiries or proposals relating thereto, and (c) such Acquisition Proposal was not obtained in violation of this Agreement.

4.5.3. Break-up Fee. Notwithstanding the foregoing, in the event that Condor at any time after the date of the letter of intent among the parties hereto and before the earlier of the Closing Date or the termination of this Agreement in accordance with Article VI hereof, accepts an Acquisition Proposal from any person or entity other than Parent or CACI, or Condor’s board of directors fails to recommend or withdraws or modifies its approval of this transaction, Condor shall pay to Parent upon the closing of the transaction contemplated by such Acquisition Proposal, the lesser of (a) the actual costs incurred by Parent and CACI to the date of receipt by Parent and CACI of written notice of such failure, withdrawal or modification of approval or (b) the sum of $250,000. Condor shall make such payment within ten (10) days of the closing of the transaction contemplated by the Acquisition Proposal. The payment of such amount by Condor shall be Parent’s and CACI’s sole and exclusive remedy for Condor’s breach of this Section 4.5.

4.5.4. Disposition of Other Businesses. Nothing in this Section 4.5 shall be deemed to preclude Condor or any of its affiliates, directors, officers, employees or other representatives or agents from soliciting, initiating or participating in discussions or negotiations with or entering into any agreement with any person relating to (a) the sale of any of Condor’s businesses or assets other than the GSD business, including the assets and agreements contemplated to be transferred hereunder to CACI (including any such assets held by any of Condor’s Subsidiaries), or (b) a transaction involving the sale of Condor as a whole, provided that such stock sale (1) is conditioned upon (and will be consummated subsequent to) the consummation of the transactions contemplated hereby and (2) does not materially delay or otherwise materially interfere with the consummation of the transactions contemplated hereby.

4.6. Expenses. Each party hereto shall be responsible for its own costs and expenses in connection with this Agreement and the transaction governed hereby, including fees and disbursements of consultants, investment bankers and other financial advisors, counsel and accountants (collectively “Expenses”). Condor expressly agrees that such Expenses shall not be liabilities of the GSD acquired by CACI hereunder.

4.7. Employment of GSD Personnel. Subject to the closing of the transactions contemplated by this Agreement, CACI shall offer employment to the employees of Condor or its Subsidiaries named on the Employee List, including the employees of Condor or its Subsidiaries listed on Schedule 4.7 (the “Key Employees”). Any offer of employment to a Key Employee shall be for employment at will with compensation and benefits (other than severance benefits, change-of-control payments, stock options and other forms of equity and equity-based compensation), in the aggregate, reasonably comparable to or better than the compensation and benefits, in the aggregate, provided to such Key Employee by Condor. Any offer of employment to a person other than a Key Employee shall be for employment at will at an annual salary not less than the salary of such employee set forth on the Employee List and with such other benefits as CACI shall provide to employees of CACI in positions that CACI reasonably deems comparable to the position that CACI expects such employee to have with CACI. Condor and its Subsidiaries agree that CACI may make offers of employment to any such employee of Condor or its Subsidiaries without breach of any right or expectation of Condor. Condor and its Subsidiaries further agree that, for a period of three (3) years after the Effective Time, neither Condor nor any of its Subsidiaries will, without the prior written consent of CACI, employ or offer employment in any capacity to any of the former employees of Condor or its Subsidiaries who become employees of CACI as contemplated by this paragraph, other than persons who leave CACI employment because their employment is terminated by CACI, whether with or without cause. For purposes of this Section 4.7 only, references to “CACI” are deemed to be references to “CACI or another Subsidiary of Parent.”

4.8. Benefit Plans

4.8.1. Full Credit for Service. All employees of Condor or its Subsidiaries who become employees of CACI as of, or within thirty (30) days after the Closing Date shall receive full credit for any service they performed for and on behalf of Condor or its Subsidiaries, or any predecessor company of Condor or its Subsidiaries, for purposes of eligibility to participate, accrual of benefits, and vesting schedules under any of CACI’s employee benefit plans or programs.

4.8.2. Condor 401(k) Plans. Condor and its Subsidiaries shall retain full responsibility for the continued administration or termination of their 401(k) plans.

4.8.3. Other Benefits. CACI shall offer medical and dental insurance to the former employees of Condor hired by CACI in accordance with its customary employment practices.

4.9. Transition Services. Pursuant to a separate written agreement between CACI and Condor in form and substance reasonably acceptable to CACI and Condor and based, in part, on the term sheet attached hereto as Exhibit F (the “Term Sheet for Transition Services”), CACI and Condor will provide for transition services for a reasonable period with respect to accounting, payroll, and systems functions, call center support for the U.S. Department of Veterans’ Affairs, and other support functions now provided to the GSD by other divisions of Condor’s business in accordance with the terms of a written agreement attached hereto at Closing as Exhibit R (the “Transition Services Agreement”).

4.10. Notification of Certain Matters. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence or failure to occur of any event that (a) would be likely to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate at, or at any time prior to, the Effective Time, or (b) will or may result in the failure to satisfy any of the conditions specified in Article V.

4.11. Indemnification. Subject to the terms and conditions of this Section 4.11:

4.11.1. Indemnification by Condor. Condor and its Subsidiaries (hereinafter sometimes referred to as the “Seller Indemnifying Parties”) hereby agree to indemnify Parent and CACI and their respective directors, officers, employees, affiliates, representatives, successors and assigns (collectively the “CACI Indemnified Parties”) from and against all losses in connection with or otherwise relating to any of the following: (a) any misrepresentation or inaccuracy in, or breach of any representation or warranty made by Condor or any of its Subsidiaries in this Agreement (other than Section 2.11), any Exhibits or Schedules hereto, any Related Agreement, or the certificates delivered pursuant to this Agreement, (b) any breach of any covenant, agreement or obligation of Condor or any of its Subsidiaries contained in this Agreement, any Exhibits or Schedules hereto, or any Related Agreement, and (c) the performance by Condor or any of its Subsidiaries of the Assigned Contracts before or after the Closing; and

4.11.2. Indemnification by CACI. Parent and CACI (collectively the “CACI Indemnifying Parties,” and together with the Seller Indemnifying Parties the “Indemnifying Parties”) hereby agree to indemnify Condor, its Subsidiaries, and its and their directors, officers, affiliates, representatives, successors and assigns (collectively the “Seller Indemnified Parties,” and together with the CACI Indemnified Parties the “Indemnified Parties”) from and against all losses in connection with or otherwise relating to any of the following: (a) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by Parent or CACI in this Agreement, any Exhibits or Schedules hereto, any Related Agreement, or the certificates delivered pursuant to this Agreement, (b) any breach of any covenant, agreement or obligation of Parent or CACI contained in this Agreement, any Exhibits or Schedules hereto, or any Related Agreement, and (c) the performance by CACI of the Assigned Contracts after the Closing; provided, however, that the indemnification pursuant to Section 4.11.2(c) shall not extend to any losses arising from or otherwise relating to the performance by Condor and its Subsidiaries of the Assigned Contracts.

4.11.3. Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party seeking indemnification shall promptly notify the Indemnifying Party in writing of the claim and the facts believed to constitute the basis for such claim, all with reasonable specificity in light of the facts then known; provided, however, that failure to so notify the Indemnifying Party shall not discharge the Indemnifying Party from any of its liabilities and obligations hereunder except and to the extent that the failure prejudices the Indemnifying Party’s ability to raise a substantial defense to the claim and except to the extent of any liabilities or obligations caused by or arising out of such failure to notify. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party may settle any matter (in whole or in part) without the Indemnified Party’s prior consent, if such settlement includes a complete and unconditional release of the Indemnified Party.

4.11.4. Defense by Indemnifying Party. In connection with any claims giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is a third party (“Third-Party Claims”), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding; provided, however, that the Indemnified Party shall have the right to defend against such claim or legal proceedings at its expense and in such manner as it may deem appropriate, including settling such claim or legal proceedings on such terms as the Indemnified Party may deem appropriate, provided, however, that no such settlement shall be at the Indemnifying Party’s expense unless it is approved in advance by the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom within 30 days after the date of receipt of the notice referred to in Section 4.11.3 above, (a) the Indemnified Party may defend against such claim or legal proceeding at the expense of the Indemnifying Party and in such manner as it may reasonably deem appropriate, including settling such claim or legal proceeding at the expense of the Indemnifying Party and on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. No settlement of any claim or legal proceeding by an Indemnified Party shall be conclusive as to the amount of the loss incurred by such Indemnified Party in connection with such claim or legal proceeding.

4.11.5. Limitation of Liability. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall have no liability to the Indemnified Party under this Section 4.11 until the aggregate amount of all losses claimed by the Indemnified Party exceeds $100,000; provided, that if the aggregate losses exceeds that amount, the Indemnified Party’s obligation shall extend to all losses. In no event shall Condor or any of its Subsidiaries be liable for any amount in excess of $5,000,000, except to the extent of losses arising from a fraudulent or knowing violation on the part of Condor or any of its Subsidiaries. No action or claim for indemnification under this Section 4.11 arising out of or resulting from a breach of representations and warranties contained herein shall be brought or made after the expiration of the second anniversary of the Closing Date.

4.11.6. Treatment of Indemnification Payments. All indemnification payments under this Section 4.11 shall be deemed adjustments to the Purchase Price.

4.11.7. Receivables. In the event that all Receivables as of the Closing Date are not collected in full within 180 days after the Closing Date, then, at the request of CACI, Condor shall pay CACI an amount equal to the Receivables not so collected, less the Allowance for Doubtful Accounts and subject to the limitations of Section 4.11.5. After receipt of such payment, CACI shall promptly remit to Condor any excess collections received by CACI with respect to the Receivables giving rise to such payment. CACI shall use commercially reasonable efforts, consistent with its usual practice, to collect such Receivables in the ordinary course of business.

4.11.8. Insurance Policy. Condor shall use its commercially reasonable efforts to support CACI’s procurement, at Condor’s cost, of an insurance policy (the “Insurance Policy”) naming CACI as the insured and the policyholder and covering losses arising from a breach of any representation or warranty made by Condor or any of its Subsidiaries herein. The Insurance Policy shall have a term of two years, shall have a policy limit of $5.0 million (provided that CACI, at its sole cost and expense, may pay the additional premium for an increased policy limit (if such increased limit is available)), shall have a deductible of no more than $500,000, shall not have a premium payable by Condor that is more than eight percent (8%) of the policy limit, shall expressly provide that the insurer is not subrogated to the rights of CACI and shall otherwise be in a form reasonably acceptable to CACI and Condor. In the event that the premium payable exceeds an amount equal to eight percent (8%) of the policy limit, CACI, at its sole discretion, may pay the excess portion of the premium payable in order to facilitate procurement of the Insurance Policy. The certificate of insurance for such policy will be substantially in the form attached hereto as Exhibit L. At or prior to the Closing, Condor shall make its premium payment for such policy, in full, in accordance with this Section 4.11.8.

4.12. Certain Tax Matters

4.12.1. Allocation of Purchase Price. Condor agrees that the Purchase Price and the liabilities of Condor and its Subsidiaries (plus other relevant items) will be allocated to the assets of Condor and its Subsidiaries for Tax purposes in a manner consistent with the fair market value of such assets, shown on Schedule 1.6, as mutually agreed to by CACI and Condor prior to Closing. Each of the parties hereto will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation schedule, pursuant to the requirements of IRS Code, Section 1060.

4.12.2. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Condor and its Subsidiaries when due, and Condor and its Subsidiaries will, at its or their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

4.12.3. Payroll Tax Matters. Notwithstanding any other provision of this Agreement, and in addition to the indemnification provided in Section 4.11, Condor shall, at its own expense, assume and conduct the defense of any claim by a Tax authority in respect of employment, payroll, or similar withholding Taxes relating to (a) payments made by Condor prior to the Closing; (b) payroll periods of Condor ending prior to the Closing; and (c) Tax

Returns that Condor was required to file; provided, however, that the limitation of liability set forth in the first sentence of Section 4.11.5 of this Agreement shall not apply to losses incurred by the Indemnified Party in respect of such withholding tax matters, except that such losses shall apply towards such limitation.

4.13. Assignment and Assumption of Contracts

4.13.1. Assignment and Assumption of Executory Contracts. At the Closing, Condor and its Subsidiaries will assign to CACI, and CACI will assume all responsibilities of Condor and its Subsidiaries under, all executory contracts listed in Schedule 1.1 to which Condor or any of its Subsidiaries is a party and which may be assigned by Condor and its Subsidiaries to CACI.

4.13.2. Performance of Non-Assignable Contracts. With respect to each contract listed in Schedule 1.1 which cannot be assigned at the Closing to CACI for any reason, including any requirement for the consent of the other contracting party or for novation in the case of a contract with the Government (herein referred to as a “Non-Assignable Contract”), after the Closing CACI shall perform Condor’s or its Subsidiaries’ responsibilities thereunder until assignment (or novation in the case of contracts with the Government) of such contract has been approved, the contract has been completed, or the contract has otherwise terminated or the work under the contract has been transferred to another contract, all as provided in the subcontracting agreement substantially in the form of Exhibit E.

4.13.3. Payments Received from Non-Assignable Contracts. CACI shall be entitled to any and all payments received by Condor or any of its Subsidiaries under any Non-Assignable Contract, and such payments received by Condor or its Subsidiaries shall be deemed to be held by Condor or its Subsidiaries as agents solely for CACI and shall be held in trust for the sole benefit of CACI. Any payments with respect to such Non-Assignable Contracts which Condor or its Subsidiaries may receive in their names may be endorsed, deposited, drawn against or otherwise used by CACI as its property and Condor and its Subsidiaries hereby authorize CACI to sign Condor’s or its Subsidiaries’ names or acts in Condor’s or its Subsidiaries’ stead with full power of attorney with regard to such payments.

4.13.4. Assignment of Proceeds from all Contracts. At the Closing, Condor and its Subsidiaries shall sell, assign, convey, grant, and transfer to CACI all of Condor’s and its Subsidiaries’ right, title, and interest in and to all cash and non-cash proceeds from GSD receivables or other payment due to Condor and its Subsidiaries with respect to the contracts listed in Schedule 1.1, including the Non-Assignable Contracts, and including claims against governmental entities. All such proceeds shall automatically and immediately become the property of CACI at the earliest moment allowed by law and shall be paid to CACI immediately upon receipt by Condor or its Subsidiaries. Any and all proceeds and payments received by Condor or its Subsidiaries shall be deemed to be held by Condor or its Subsidiaries as agents solely for CACI and shall be held in trust for the sole benefit of CACI. After the Closing, Condor and its Subsidiaries will promptly direct the appropriate disbursement and payment offices to remit all receivables, payments, proceeds, and moneys with respect to the contracts listed in Schedule 1.1 to a location, including if requested by CACI to a bank account, under the sole control of CACI.

4.13.5. Execution of Documents to Implement Assignments. After the Closing, Condor and its Subsidiaries will execute and deliver to CACI any and all documents requested by CACI which are necessary to accomplish the assignment from Condor and its Subsidiaries to CACI of the payments, proceeds and receivables conveyed by the provisions of this Agreement to CACI, including instruments of assignment and notices of assignment to financial institutions.

4.13.6. Novation of Government Contracts. Condor and its Subsidiaries shall use their reasonable best efforts, in support of and in coordination with CACI, to facilitate a novation of all Non-Assignable Contracts with the Government as soon after the Closing as practicable, and shall cooperate with CACI to consummate a novation or similar agreement and provide all documentation required under Part 42 of the Federal Acquisition Regulations. Such support shall include (a) documentation required under Federal Acquisition Regulation 42.1204(f), including (i) execution and certification of the novation agreement, (ii) certified copies of each resolution of each of the transferring company’s Board of Directors authorizing the transfer of assets, (iii) certified copies of the minutes, or written consent in lieu of a meeting, of each of the transferring company’s stockholder’s consent necessary to approve the transfer of assets, (iv) the opinion of legal counsel from each of the transferring companies’ legal counsel that the transfer was properly effected under applicable law and the effective date of transfer, and (v) balance sheets of the transferring companies as of the dates immediately before and after the transfer of assets; and (b) assistance in determining, where not readily apparent from the contract documents, for each of the Non-Assignable Contracts with the Government, (i) the contract number and type, (ii) the name and address of the contracting office or administrative contracting officer, (iii) total dollar value, as amended, and (iv) approximate remaining unpaid balance, and (c) assisting in obtaining the consent of sureties where bonds are required or statements by each of the transferring companies that no bonds are required by the contracts.

4.13.7. Assignment of all other Contracts. Condor and its Subsidiaries shall use their reasonable best efforts to facilitate an approved assignment of all Non-Assignable Contracts with parties other than the Government contemporaneously with the Closing, or as soon thereafter as practicable, and shall cooperate to consummate an assignment or similar agreement.

4.13.8. Subcontracting. Upon request by CACI at any time following Closing, Condor and its Subsidiaries shall enter into subcontracts or similar arrangements with CACI to reflect CACI’s obligation and entitlement to perform Condor’s and its Subsidiaries’ responsibilities under Non-Assignable Contracts.

4.14. Proxy Statement. As promptly as practicable after the execution of this Agreement, Condor shall prepare and file with the SEC the Proxy Statement. The Proxy Statement shall include the recommendation of the board of directors of Condor in favor of the acquisition that is the subject of this Agreement, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of Condor’s board under applicable law. Parent and CACI will cooperate in Condor’s preparation of the Proxy Statement by providing such information regarding Parent and CACI as may reasonably be necessary for such Proxy Statement upon Condor’s request.

4.15. Meeting of Stockholders. Promptly after execution of this Agreement, Condor shall take all action necessary in accordance with the General Corporation Law of the State of

Delaware and its certificate of incorporation and by-laws to convene the Condor Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the acquisition contemplated hereunder.

Article V: Conditions to Closing

5.1. Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect this transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

5.1.1. No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of any material transaction contemplated by this Agreement or the Related Agreements shall be in effect (each party agreeing to use its best efforts to have any such injunction or other order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated by this Agreement or the Related Agreements.

5.1.2. No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency since the date of this Agreement that would prohibit or materially restrict the transactions contemplated by this Agreement or the Related Agreements.

5.1.3. Government Consents. Except for consents, documentation and documents necessary from the Government to effect the assignment of the Assigned Contracts, all filings and registrations with and notifications to, and all approvals and authorizations of governmental entities and authorities (domestic or foreign) required for the consummation of the transactions contemplated by this Agreement or the Related Agreements shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority.

5.1.4. Stockholder Approval. This Agreement and the Related Agreements, and the transactions contemplated hereby and thereby shall have been approved by the requisite vote under applicable law of the stockholders of Condor.

5.2. Conditions to Obligation of Parent and CACI to Effect the Acquisition. The obligation of Parent and CACI to consummate this transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent or CACI prior to Closing:

5.2.1. Agreements and Covenants. Condor and its Subsidiaries shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Effective Time; and Condor shall have delivered to CACI a certificate to that effect substantially in the form attached hereto as Exhibit G, dated the date of the Effective Time and signed by the CEO of Condor.

5.2.2. Representations and Warranties. The representations and warranties of Condor and its Subsidiaries contained in this Agreement shall be true and correct in all material respects as of the date hereof, and as of the Effective Time as if made at the Effective Time, except for representations and warranties made expressly as of the date of this Agreement or as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and Condor shall have delivered to CACI a certificate to that effect substantially in the form attached hereto as Exhibit H, dated the date of the Effective Time and signed by the CEO of Condor.

5.2.3. Third-Party Consents. Condor shall have received and shall have delivered to CACI, all in form and substance satisfactory to CACI’s judgment reasonably exercised, all consents, approvals and waivers under any loan or other agreements of Condor or any of its Subsidiaries (including the Assigned Contracts) that are required in connection with the transactions contemplated hereby, except for: (a) any consents, approvals or waivers or any filings, registrations, authorizations or notifications not related to the Assigned Contracts that, if not received or made, would not, in the aggregate, have a Condor Material Adverse Effect; and (b) any consents, approvals or waivers or any filings, registrations, authorizations or notifications required from the Government to effect the assignment of the Assigned Contracts.

5.2.4. Legal Opinion. CACI shall have received an opinion or opinions of counsel to Condor in form and substance satisfactory to counsel to Parent, addressed to Parent, dated the date of the Effective Time, to the effect set forth in Exhibit I hereto.

5.2.5. Closing Documents. Each of Condor, Louden, InVenture, MIS and FCC shall have delivered to Parent the closing certificate described hereafter in this paragraph, substantially in the form attached hereto as Exhibit J, and such closing documents as Parent shall reasonably request (other than additional opinions of counsel). The closing certificate of each such party, dated as of the Closing Date, duly executed by the secretary of such party, shall certify as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of such party in connection herewith, (ii) the resolutions adopted by the board of directors of such party authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the other documents executed in connection herewith and therewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, (iii) the approval by such party’s stockholders of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby by the requisite vote under applicable law, and (iv) the certificate of incorporation and by-laws of such party, each as amended to date. Condor shall have delivered to Parent certificates of due organization and good standing of Condor, Louden, InVenture, MIS and FCC, dated within seven (7) business days prior to the Closing Date, from their respective jurisdictions of organization and from each other jurisdiction as CACI shall specify.

5.2.6. Condor Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Condor Material Adverse Effect, other than (a) any state of facts, event, change or effect attributable to changes in general economic or market conditions or generally affecting the industry in which GSD operates, except to the extent such state of facts, event, change or effect disproportionately affects the GSD or (b) the announcement, consummation or effect of the transactions contemplated hereby; provided, however, that clauses (a) and (b) of this Section 5.2.6 shall not apply to the termination or loss of any of the Assigned Contracts.

5.2.7. Books and Records. Condor shall have delivered to CACI copies of Condor’s and any of its Subsidiaries’ books and records that are required or necessary for CACI to operate the GSD business previously conducted by Condor and its Subsidiaries.

5.2.8. Release of Liens. Condor shall have provided CACI with assurances satisfactory to CACI in its sole discretion that all of the Assets are free and clear of all Liens except for Permitted Encumbrances.

5.2.9. Customer Diligence Review. CACI shall have had an opportunity to contact the GSD’s material customers and confirm in its good faith reasonable judgment that Condor and its Subsidiaries have satisfactory relationships with such customers.

5.2.10. Employees. CACI shall have received written acceptances in a form acceptable to CACI of (i) each of the offers made to the Key Employees pursuant to Section 4.7, and (ii) over 90% of the offers made to other employees of Condor and its Subsidiaries pursuant to Section 4.7. This Section 5.2.10 shall be deemed to be satisfied as to each employee who received an offer from CACI that did not comply with Sections 4.7 and 4.8.1.

5.2.11. Non-Compete, Non-Solicitation and Non-Disturbance Agreement. CACI and Condor shall have entered into a written non-compete, non-solicitation and non-disturbance agreement in substantially the form set forth on Exhibit K (the “Non-Compete Agreement”).

5.2.12. Related Agreements. The Related Agreements shall have been executed and delivered.

5.2.13. Diligence Review. After the date hereof, CACI and its accountants and attorneys shall have been given an opportunity to continue to conduct a reasonable diligence investigation of all matters related to the GSD. CACI shall be satisfied in all material respects in its good faith reasonable judgment with the results of the investigation referred to in the preceding sentence except with respect to matters as to which information was delivered to or reviewed by CACI prior to the date hereof. With respect to matters as to which information was delivered to or reviewed by CACI prior to the date hereof, CACI shall be satisfied in all material respects in its good faith reasonable judgment that such investigation shall not have disclosed information that is (a) different from such previously delivered or reviewed information and (b) materially adverse to the GSD.

5.2.14. Outstanding Proposals. Condor and its Subsidiaries shall not have received notice of any information indicating that any of the Outstanding Proposals set forth on Schedule 5.2.14 will not be accepted.

5.2.15. Sublease. CACI and Condor shall have entered into a sublease with respect to the Langhorne call center facility in substantially the form set forth on Exhibit M, and such sublease shall extend for a term expiring no earlier than January 14, 2003.

5.2.16. Insurance Policy. If the Insurance Policy shall be available to CACI as described in Section 4.11.8, Condor shall have paid in full the premium for such Insurance Policy in accordance with Section 4.11.8.

5.3. Conditions to Obligations of Condor to Effect the Acquisition. The obligation of Condor to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, and Parent and CACI shall exert their best efforts to cause each such condition to be so fulfilled, any of which conditions may be waived by Condor prior to the Closing:

5.3.1. Agreements and Covenants. Each of Parent and CACI shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Effective Time; and each of Parent and CACI shall have delivered to Condor a certificate to that effect substantially in the form attached hereto as Exhibit N, dated the date of the Effective Time and signed by its CFO.

5.3.2. Representations and Warranties. The representations and warranties of Parent and CACI contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as if made at such date, except for representations and warranties made expressly as of the date of this Agreement or as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and each of Parent and CACI shall have delivered to Condor a certificate to that effect substantially in the form attached hereto as Exhibit O, dated the date of the Effective Time and signed by its CFO.

5.3.3. Legal Opinion. Condor shall have received an opinion of counsel to Parent and CACI in form and substance reasonably satisfactory to counsel to Condor, addressed to Condor, dated the date of the Effective Time, substantially in the form attached hereto as Exhibit P.

5.3.4. Closing Documents. Parent and CACI shall have delivered to Condor closing certificates of Parent and CACI substantially in the form attached hereto as Exhibit Q, and such other closing documents as Condor shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent and CACI, dated as of the Closing Date, duly executed by the secretary or an assistant secretary of Parent and CACI, respectively, shall certify as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent and CACI in connection herewith, (ii) the resolutions adopted by the board of directors of the Parent and CACI authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the other documents executed in connection herewith and therewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (iii) the Certificate of Incorporation and By-Laws of the Parent and Certificate of Incorporation and By-Laws of CACI.

5.3.5. CACI Material Adverse Effect. Since the date of this Agreement there shall not have been any material adverse change of any nature in the financial condition, business, operations, results of operations or properties of Parent or CACI.

Article VI: Termination

6.1. Methods of Termination. This Agreement may be terminated by written notice promptly given to the other parties hereto, at any time prior to the Closing:

6.1.1. by mutual written consent of Condor and CACI;

6.1.2. by Parent, CACI or Condor, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

6.1.3. by Parent or CACI, if the Closing shall not have occurred on or before September 15, 2002 (or, if the SEC shall not have elected to review and comment upon the Proxy Statement, on or before August 31, 2002), unless the absence of such occurrence shall be due to the failure of Parent or CACI (or their Subsidiaries or affiliates) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Closing; or

6.1.4. by Condor, if the Closing shall not have occurred on or before September 15, 2002 (or, if the SEC shall not have elected to review and comment upon the Proxy Statement, on or before August 31, 2002), unless the absence of such occurrence shall be due to the failure of Condor (or its Subsidiaries or affiliates) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Closing; or

6.1.5. by Parent or CACI, in the event of a material breach by Condor or any of its Subsidiaries of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to Condor;

6.1.6. by Condor, in the event of a material breach by CACI or Parent of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to CACI;

6.1.7. by Parent or CACI, if Condor, Louden, InVenture. MIS or FCC, or any of their boards of directors, or the stockholders of any of them shall have (i) withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or (ii) taken any public position inconsistent with its approval or recommendation, including having failed (without the consent of Parent or CACI) after a reasonable period of time to reject or disapprove any Acquisition Proposal (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval), and in that event Condor upon the closing of the transaction contemplated by such Acquisition Proposal shall pay to Parent the amount pursuant to Section 4.5.3; or

6.1.8. by Condor, if Condor accepts an Acquisition Proposal for any reason, including pursuant to a good-faith determination by its board of directors, after consulting with counsel, that not accepting the Acquisition Proposal would constitute a breach of the directors’ fiduciary duty; provided, however, that in that event Condor upon the closing of the transaction contemplated by such Acquisition Proposal shall pay to Parent the amount pursuant to Section 4.5.3.

6.2. Effect of Termination. In the event of termination under Section 6.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective officers and directors to the other party, except as specifically set forth in any applicable subsection of Section 6.1 hereof, for any breach by the non-terminating party or parties. The confidentiality provisions set forth in Section 4.2.2 shall survive the termination of this Agreement. Neither party’s refusal to waive fulfillment of any condition precedent to its obligations under this Agreement shall constitute a breach of its duty under this Agreement.

Article VII: Definitions and Miscellaneous

7.1. Certain Matters of Construction. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Disclosure made in a numbered Schedule shall be deemed made in any other numbered Schedule to the extent that it is apparent on the face of such disclosure that such disclosure contains information that also modifies or is relevant to another representation and warranty therein.

7.2. Definitions of Certain Terms

7.2.1. As used herein, the following terms shall have the following meanings:

“COBRA” means the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condor’s Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of each director, division vice president and each executive officer of Condor or a Condor Subsidiary (including J. L. Huitt, Michael Louden, and Lauren Kovach).

“Environmental Claim” means any written claim, demand, suit, action, proceeding, investigation or notice to Condor or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from the presence, or Release into the environment, of any Materials of Environmental Concern at any location, whether owned, leased, operated or used by Condor or its Subsidiaries.

“Environmental Laws” means all Laws as currently in effect, which regulate the threatened Releases of Materials of Environmental Concern, or otherwise relating to the manufacture, generation, processing, distribution, use, storage, disposal, transport or handling of Materials of Environmental Concern, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Permit” means all certificates, consents, permits, licenses, authorizations and approvals required under or relating to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Government” means any federal, state, municipal, foreign, or other government or governmental agency that is a contracting party to any of the Assigned Contracts.

“Materials of Environmental Concern” means petroleum and its by-products, and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

“Permitted Encumbrances” means (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Related Agreements” means those agreements specified in this Agreement to be executed by the parties hereto at the Closing, including the assignment and assumption agreement delivered pursuant to Section 1.8.2(a)(i), the subcontracts delivered pursuant to Section 1.8.2(a)(v), the sublease delivered pursuant to Section 5.2.15, the Escrow Agreement, the Transition Services Agreement and the Non-Compete Agreement.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

7.2.2. Each of the following terms is defined in the Section set forth opposite that term:

Term	Section
Acquisition Proposals	4.5.1
Agreement	Preamble

Allowance for Doubtful Accounts	2.11
Assets	1.1
Asset Documents	1.1.15
Assigned Contracts	1.1
Assumed Liabilities	1.3
CACI	Preamble
CACI Indemnified Parties	4.11.1
CACI Indemnifying Parties	4.11.2
Closing	1.8.1
Closing Date	1.8.1
Code	1.8.2(a)(iii)
Condor	Preamble
Condor Material Adverse Effect	2.7
Condor Meeting	2.29
Condor Plans	2.18.1
Employee List	2.19.2
Effective Time	1.8.1
Escrow Agreement	1.6.3
Escrow Amount	1.6.3
Excluded Assets	1.2
Expenses	4.6
FCC	Preamble
Filed SEC Documents	2.5.1
Final Balance Sheet	2.6.2
GAAP	2.6.1
Government Furnished Property	1.1.10
GSD	Preamble
GSD Unaudited Financial Statements	2.6.2
Indemnified Parties	4.11.2
Indemnifying Parties	4.11.2
Insurance Policy	4.11.8
Intellectual Property	1.1.3
Interim Balance Sheet	2.6.2
Inventory	1.1.13
InVenture	Preamble
Key Employees	4.7
Leases	2.22.2
Leased Properties	1.1.8
Leased Equipment	1.1.9
Liens	1.1
Louden	Preamble
MIS	Preamble
Non-Assignable Contract	4.13.2
Non-Compete Agreement	5.2.11
Obligations	2.8
Orders	1.1.12

Outstanding Proposals	1.1.1
Parent	Preamble
Prepaid Expenses	1.1.6
Proxy Statement	2.29
Purchase Price	1.6.1
Qualified Plans	2.18.3
Receivables	1.1.7
Seller Indemnified Party	4.11.2
Seller Indemnifying Parties	4.11.1
Tangible Assets	1.1.2
Term Sheet for Transition Services	4.9
Third-Party Claims	4.11.4
Third-Party Licenses	1.1.4
Transition Services Agreement	4.9

7.3. Amendments and Supplements. At any time before the Effective Time, this Agreement may be amended or supplemented by a written instrument signed by Condor, Louden, InVenture, MIS and FCC, on the one hand, and Parent and CACI, on the other, and approved by their respective boards of directors.

7.4. Extensions and Waivers. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants or conditions contained herein except the condition set forth in Section 5.1.1 hereof. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.5. Survival of Representations and Warranties. Notwithstanding any investigation conducted before or after the Closing, and notwithstanding Condor’s Knowledge or notice of any fact or circumstance which either Parent or CACI on the one hand, or Condor, Louden, InVenture, MIS or FCC on the other, may have as the result of such investigation or otherwise, Parent or CACI, on the one hand, and Condor, Louden, InVenture, MIS and FCC on the other, shall each be entitled to rely upon the representations, warranties and covenants of the other in this Agreement. Each of the representations, warranties and covenants contained in this Agreement, made in any document delivered hereunder or otherwise made in connection with the Closing hereunder shall survive the Closing for a period of two (2) years.

7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of laws.

7.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

if to Parent or CACI, to:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Fax: (703) 522-895

Attn: Dr. J. P. London, Chairman

with copies to:

Jeffrey P. Elefante

Executive Vice President, General Counsel and Secretary

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Fax: (703) 522-6895

and

David W. Walker, Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Fax: (617) 832-7000

if to Condor, Louden, InVenture, MIS or FCC to:

Condor Technology Solutions, Inc.

2745 Hartland Road

Falls Church, VA 22043

Fax: (703) 698-1742

Attn: John McCabe, Vice President and General Counsel

with a copy to:

Eric R. Markus, Esq.

Wilmer, Cutler & Pickering

2445 M Street, NW

Washington, DC 20037-1420

Fax: (202) 663-6363

7.8. Entire Agreement, Assignability, etc. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (iii) shall not be assignable by operation of law or otherwise.

7.9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

7.10. Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

7.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CACI INTERNATIONAL INC

[SEAL]	By:
Chief Financial Officer

CACI, INC.–FEDERAL

[SEAL]	By:
Chief Financial Officer

CONDOR TECHNOLOGY SOLUTIONS, INC

[SEAL]	By:
President

LOUDEN ASSOCIATES, INC.

[SEAL]	By:
President

INVENTURE GROUP, INC.

[SEAL]	By:
President

MIS TECHNOLOGIES, INC.

[SEAL]	By:
President

FEDERAL COMPUTER CORPORATION

[SEAL]	By:
President

List of Exhibits

Exhibit	Description
A	Form of Escrow Agreement
B	Form of Bill of Sale
C	Form of Assignment and Assumption Agreement
D	Form of Intellectual Property Assignment
E	Form of Subcontract
F	Term Sheet for Transition Services Agreement
G	Condor Covenant Certificates
H	Condor Representation and Warranty Certificates
I	Condor Opinion of Counsel
J	Condor Closing Certificates
K	Form of Non-Compete Agreement
L	Form of Certificate of Insurance
M	Form of Sublease
N	CACI Covenant Certificates
O	CACI Representation and Warranty Certificates
P	CACI Opinion of Counsel
Q	CACI Closing Certificates
R	Form of Transition Services Agreement